                                                                EXHIBIT 99(c)(4)

                         CERTIFICATE OF DESIGNATION OF
                     SERIES A CONVERTIBLE PREFERRED STOCK
                                      OF
                                 GO2NET, INC.

     Go2Net, Inc., (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1.  The name of the Corporation is Go2Net, Inc.

     2. The certificate of incorporation of the Corporation authorizes the issuance of 1,000,000 shares of Preferred Stock, $.01 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the numbers of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a "Series A Convertible" issue of Preferred Stock:

     RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof as follows:

                     SERIES A CONVERTIBLE PREFERRED STOCK
                     ------------------------------------

     1.  Designation And Amount. The shares of such series shall be designated
         ----------------------
"Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 300,000.

     2.  Dividends.
         ---------

         (a) The Series A Preferred Stock shall not be entitled to receive dividends unless and until the Board of Directors declares a dividend in respect of the Common Stock out of legally available funds therefor; provided, however,
                                                             --------  -------
that no dividends shall be declared or paid upon the Common Stock (other than dividends payable upon the Common Stock solely in additional shares of Common Stock, provided that an appropriate adjustment in the Conversion Price is made under Section 6(a) hereof) or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") unless (i) after the payment of the dividend on the Common Stock and Junior Stock (and the simultaneous dividend on the Series A Preferred Stock) the Corporation's net worth exceeds the aggregate liquidation preference of the Series A Preferred Stock (provided that this clause (i) shall not apply if the dividend is approved by the holders of a majority of the outstanding shares of Series A Preferred Stock) and (ii) there
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shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series A Preferred Stock.

     (b) In the case of any dividend being declared upon the Common Stock, the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend upon the Common Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock immediately before the declaration of such dividend, with such conversion being based on the then applicable Conversion Price determined in accordance with Section 6 as of the record date for the declaration of such dividend on the Common Stock.

     (c) In the case of any dividend being declared upon any class of Junior Stock that is convertible into Common Stock, the amount of the dividend which shall be declared upon each share of Series A Preferred Stock as a condition to such dividend on Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of Series A Preferred Stock, shall equal the amount of the dividend declared upon each share of such class of Junior Stock, divided by the number of shares of Common Stock acquirable upon conversion of a share of such class of Junior Stock, in each case assuming such conversion occurred immediately before the declaration of such dividend.

     (d) No dividend shall be declared or paid upon any class of Junior Stock (other than Common Stock) that is not convertible into Common Stock without the consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock.

     (e) Holders of shares of Series A Preferred Stock shall be entitled to share equally, share for share, in all such dividends declared upon the Series A Preferred Stock.

   3.  Liquidation, Dissolution Or Winding Up.
       ---------------------------------------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock that is senior to the Series A Preferred Stock being referred to hereinafter as "Senior Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Common Stock or other Junior Stock, an amount equal to the sum of (i) $1,000 per share (the "Liquidation Preference") (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), and (ii) the amount of all declared but unpaid dividends on the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any other Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock (such Preferred Stock ranking on liquidation on parity with the Series A Preferred Stock being referred to as "Parity Stock"), shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. Except as set forth in this clause (a), holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Corporation.

               (b) The merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 3.

     4.        Voting.
               ------

               (a) Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, except as otherwise provided in Sections 4(b) and 4(c) hereof, or as required by law, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that the shares of Series A Preferred Stock shall not have
--------  -------
any voting power with respect to the election of directors unless and until the making of any necessary filings required by, and the expiration or termination of any applicable waiting periods under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

               (b) The consent of holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to amend, modify or repeal any provision of the Certificate of Incorporation (including any provision of the Certificate of Designation of Series A Convertible Preferred Stock) or Bylaws of the Corporation in any manner which would adversely affect the powers, preferences or special rights of the Series A Preferred Stock. The authorization or creation of any shares of any class or series of Senior Stock or Parity Stock of the Corporation or the reclassification of any authorized stock of the Corporation or security convertible into or evidencing the right to purchase shares of any such Senior Stock or Parity Stock shall be deemed to adversely affect the Series A Preferred Stock. The authorization or creation of any shares of any class or series of Junior Stock of the Corporation or the reclassification of any authorized stock of the Corporation into any such Junior Stock, or the creation or authorization of any obligation or security convertible into or evidencing the right to purchase shares of any such Junior Stock shall be deemed not to adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

           (c) Unless the vote or consent of the holders of a greater number of shares shall then be required by law and so long as there is outstanding at least 50% of the Series A Preferred Stock, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in person or proxy, either in writing without a meeting or at a special or annual meeting of stockholders called for such purpose, shall be necessary to authorize or effect (i) any sale, lease, transfer or other disposition of assets (including without limitation by merger) having a fair market value of at least 30% of the fair market value of the assets of the Corporation and its subsidiaries on a consolidated basis; (ii) any merger or consolidation or other reorganization of the Corporation with or into another corporation in one transaction or a series of related transactions pursuant to which the stockholders of the Corporation immediately prior to consummation of such transaction would hold less than 66-2/3% of the voting securities of the entity surviving the transaction; (iii) the acquisition by the Corporation or any subsidiary thereof of another entity or business whether by means of a purchase of equity interests or the purchase of all or substantially all of the assets of such entity or merger, consolidation, reorganization, issuance or exchange of securities or otherwise where the consideration involved (including non-cash consideration) has a value of at least $100,000,000; (iv) a liquidation, winding up or dissolution of the corporation or adoption of any plan of the same; (v) the commencement by the Corporation of a voluntary case or proceeding under applicable bankruptcy laws or any other insolvency, receivership, reorganization, moratorium or similar laws providing relief to debtors; and (vi) any redemption or repurchase by the Corporation of any Junior Stock or Parity Stock or any securities convertible into Junior Stock or Parity Stock, other than the repurchase of shares in connection with the termination of employees of the Corporation pursuant to rights under written agreements: provided, however, except to the extent provided by law, the holders of the
-----------------
Series A Preferred Stock shall not have any consent rights under this Section 4(c) until the Second Closing (as defined in that certain Stock Purchase Agreement dated March 15, 1999, between this Corporation and Vulcan Ventures Incorporated) shall have occurred, but this proviso shall not in any way impair or restrict the voting rights of the holders of the Series A Preferred Stock in any other respect, including without limitation, the right to vote together with the holders of the Common Stock pursuant to Section 4(a) or the voting right under Section 4(b).

      5.   Conversion Rights.
           -----------------

           (a)  Exercise of Conversion Rights. Subject to Compliance with
                -----------------------------
the HSR Act, each holder of Series A Preferred Stock shall have the right, at its option, at any time, to convert, subject to the terms and provisions of this
Section 5, all or any portion of its Series A Preferred Stock then outstanding into such number of fully paid and non-assessable shares of Common Stock as results from dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price (as defined in Section 6 below) on the Conversion Date (as defined below). Such conversion shall be deemed to have been made at the close of business on the date that the certificate or certificates for shares of Series A Preferred Stock shall have been surrendered for conversion and written notice shall have been received as provided in Section 5(b) (the "Conversion Date"), so that the person or persons entitled to receive the shares of Common

Stock upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time. Upon conversion of any shares of Series A Preferred Stock pursuant to this Section 5, the rights of the holder of such shares upon the Conversion Date shall be the rights of a holder of Common Stock only, and each such holder shall not have any rights in its former capacity as a holder of shares of Series A Preferred Stock.

        (b)     Notice to the Corporation.  In order to convert all or any
                -------------------------
portion of its outstanding Series A Preferred Stock into shares of Common Stock, the holder of such Series A Preferred Stock shall deliver the shares of Series A Preferred Stock to be converted to the Corporation at its principal office, together with written notice that it elects to convert those shares of Series A Preferred Stock in to shares of Common Stock in accordance with the provisions of this Section 5. Such notice shall specify the number of shares of Series A Preferred Stock to be converted and the name or names in which the holder wishes the certificates for shares of Common Stock to be registered, together with the address or addresses of the person or persons so named , and, if so required by the Corporation, shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation, duly executed by the registered holder of the shares of Series A Preferred Stock to be converted or by its attorney duly authorized in writing.


        (c)     Delivery of Certificate.  As promptly as practicable after the
                -----------------------
surrender as hereinabove provided of shares of Series A Preferred Stock for conversion into shares of Common Stock, the Corporation shall deliver or cause to be delivered to the holder, or the holder's designees, certificates representing the number of fully paid and non-assessable shares of Common Stock into which the shares of Series A Preferred Stock are entitled to be converted, together with a cash adjustment in respect of any fraction of a share to which the holder shall be entitled as provided in Section 5(d), and, if less than the entire number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered is to be converted, a new certificate for the number of shares of Series A Preferred Stock not so converted. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not close its Common Stock transfer books. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder for any tax in respect of the issuance of such certificates (other than any transfer, withholding or other tax if the shares of Common Stock are to be registered in a name different from that of the registered holder of Series A Preferred Stock).

        (d)     Fractional Shares.  No fractional shares of Common Stock or
                -----------------
scrip representing fractional shares of Common Stock shall be issued upon any conversion of any shares of Series A Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of the Market Price of a whole share of Common Stock as of the Conversion Date. The "Market Price" of a share of Common Stock on or with respect to any day shall mean (i) the closing sales price on the immediately preceding trading day of a share of Common Stock on the principal national securities exchange or automated quotation system on which the shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such immediately preceding trading day in the over-the-counter market as furnished by the National Association of Securities Dealers, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business selected in good faith by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected in good faith by the Company, or (ii) if the shares of Common Stock are not then traded on any such exchange or system, the amount determined in good faith by the Board to represent the fair value of a share of Common Stock.

          (e)  Reservation of Shares.  The Corporation shall at all times
               ---------------------
reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series A Preferred Stock then outstanding. The Corporation shall take at all times such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock in accordance with the provisions of this
Section 5.

          (f)  Registration.  If any shares of Common Stock to be reserved for
               ------------
the purpose of conversion of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

          (g)  Shares Validly Issued and Non-Assessable. All shares of Common
               ----------------------------------------
Stock that may be issued upon conversion of the Series A Preferred Stock shall upon issuance by the Corporation by validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

          (h)  Retirement of Shares.  Any shares of Series A Preferred Stock
               --------------------
converted pursuant to the provisions of this Section 6 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Corporation as shares of Preferred Stock of one or more series, as may be determined from time to time by the Board.

          (i)  Automatic Conversion.
               --------------------

               (i)  Transfer of Shares.  In the event that a holder of shares of
                    ------------------
Series A Preferred Stock desires to transfer some or all of such shares to an unaffiliated party, each share of Series A Preferred Stock so transferred shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to Section 5 hereof automatically and without further action, immediately upon the transfer of such shares.

               (ii) Transaction. In the event that the Corporation enters into a transaction which will result in the transfer of 50% or greater of the voting securities of the

Company to an unrelated party, then each share of Series A Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock into which such share is then convertible pursuant to
Section 6 hereof automatically and without further action, immediately upon the transfer of such shares.

                (iii)   Mechanics of Automatic Conversion.  Upon any automatic
                        ---------------------------------
conversion of shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 5(i), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Corporation or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock were so converted and cash as provided in Section 5(d) above in respect of any fraction of a share of Common Stock issuable upon such conversion. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder thereof notifies the Corporation or such transfer agent that such certificates have been lost, stolen, or destroyed and executes and delivers an agreement to indemnity the Corporation from any loss incurred by it in connection therewith.

     6.    Conversion Price. As used herein, the "Conversion Price" shall
           ----------------
initially be $66.11 per share of Common Stock, subject to adjustment as set forth below. The Conversion Price shall be subject to adjustment from time to time as follows:

          (a)  Stock Dividends, Subdivisions, Reclassifications or
               --------------------------------------------------
Combinations.  If the Corporation shall (i) declare a dividend or make a
------------
distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of Series A Preferred Stock been converted immediately prior to such date. Successive adjustment in the Conversion Price shall be made whenever any event specified above shall occur.

          (b)  Other Distributions.  In case the Corporation shall fix a record
               -------------------
date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation (iii) of assets, or (iv) of rights or warrants, in each such case all holders of shares of its Series A Preferred Stock shall receive a distribution (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Corporation or any subsidiary of the Corporation, (iii) of assets, or (iv) of rights or warrants, as applicable, equal in amount to the distribution which they would have received had such holders converted their shares of Series A Preferred Stock into Common Stock immediately prior to the distribution.

          (c)  Consolidation, Merger, Sale, Lease or Conveyance or
               ---------------------------------------------------
Reclassifications or Reorganizations.  In case of any consolidation with or
------------------------------------
merger of the Corporation with or into another corporation or other entity, or in case of any sale, lease or conveyance to another entity of the assets of the Corporation as an entirety or substantially as an entirety, or in the event of any reclassification, recapitalization or other change of the Common Stock in which the Common Stock is changed into the same or a different number of shares of any class or classes of stock, then each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance or such reclassification, reorganization or other change be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance or such reclassification, recapitalization or other change; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

          (d)  Notice to Holders.  In the event the Corporation shall propose
               -----------------
to take any action of the type described in subsections (a), (b) and (c) of this Section 6, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 15 days prior to the date so fixed, and in the case of all other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

          (e)  Statement Regarding Adjustments.  Upon the occurrence of each
               -------------------------------
adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 6, the Corporation shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Each such statement shall be signed by the Corporation's public accountants.

          (f)  Treasury Stock.  For the purposes of this Section 6, the sale or
               --------------
other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

          (g)  Good Faith.  The Corporation shall not, by amendment of its
               ----------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the shares of Series A Preferred Stock shares against impairment of any kind.

    7.     No Redemption Rights.  The Series A Preferred Stock shall not be
           --------------------
subject to redemption, whether at the option of either the Corporation or any holder of the Series A Preferred Stock.

    FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series A Convertible issue of Preferred Shares and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

           [The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its Chief Executive Officer, this 15th day of March, 1999. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.


                                               /s/ Russell C. Horowitz
                                               ---------------------------
                                               Russell C. Horowitz
                                               Chief Executive Officer